Exhibit 99.1

Press Release	Source: NeoStem, Inc.

Suzanne Somers To Promote Growing Importance of Storing Your Own Adult Stem Cells Under Alliance With NeoStem, Inc. Tuesday July 29, 8:50 am ET

Successful Actress, Author, Businesswoman and Medical Advocate to Assist NeoStem in Public Awareness Program

NEW YORK, July 29 /PRNewswire-FirstCall/ -- NeoStem, Inc. (Amex: NBS - News) has announced an alliance with Suzanne Somers to create a multi-year awareness program to help educate the public on the increasing importance of adult stem cell collection and long term storage. Ms. Somers has authored 17 books to date focusing on healthy living and anti-aging medicine and is a number 1 New York Times bestselling author. In her latest book Breakthrough, Ms. Somers explores cutting-edge science and delivers a smart, proactive review of the newest treatments for breakthrough health and longevity. "Stem cell therapy is the most exciting new breakthrough in medicine. It gives me great peace of mind to know that my own stem cells will be banked as bio-insurance for me. Now I am prepared for my future as the beneficiary of medical benefits while I am alive."

This adult stem cell public awareness program is expected to be launched in September of 2008. The timing of the campaign was designed to coincide with the establishment of new stem cell collection centers in certain major metropolitan areas. Ms. Somers is scheduled to have her stem cells collected at the new location of the California HealthSpan Institute in San Diego, so that they are available to her for her use in the future as physician confidence in adult stem cell therapy grows. In addition to distributing the filming of Ms. Somers' own adult stem cell collection, NeoStem may feature her in print, TV and online promotions. Ms. Somers has become a supporter of adult stem cell research and the potential of using one's own stem cells as part of a conventional therapy to treat disease and reverse tissue damage.

Dr. Robin Smith, Chairman and CEO of NeoStem commented, "We are excited to have as a spokesperson someone as well loved by the public as Suzanne who is so passionate about health and wellness in general, and regenerative medicine in particular. We view her as an important driver in our mission to create awareness among the general public of the promise of adult stem cells and communicate the growing importance of storing one's own stem cells in the event of future medical need to treat such health problems as cancer, diabetes, and heart and vascular disease, among others. With the new members of the NeoStem network, we believe we are well positioned to begin servicing the increase in demand anticipated from the launch of this public awareness program."

About NeoStem, Inc.

NeoStem is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times for future medical need. The Company has also recently entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells.

About the California HealthSpan Institute, Inc.

California HealthSpan Institute (CHI), founded by Ron Rothenberg, MD, FACEP, in 1998 was designed to offer a unique anti-aging program for each client that specifically meets his or her needs. Specializing in anti-aging and preventative medicine, CHI begins with a nutritional assessment to address health conditions. CHI provides bioidentical hormone replacement therapy to allow clients to live at a level of optimum wellness.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

Contact:
NeoStem, Inc.
Robin Smith, Chief Executive Officer
T: 212-584-4180
E: rsmith@neostem.com
www.neostem.com